Strategic Partners Asset Allocation Funds
Period ended 07/31/06
File number 811-08915

                                  SUB-ITEM 77D(7)

                   Policies With Respect to Security Investment

                    STRATEGIC PARTNERS ASSET ALLOCATION FUNDS
               Strategic Partners Growth Allocation Fund (the Series)

Supplement dated March , 2006 to the Prospectus and Statement of Additional Information (SAI) dated September 30, 2005

Puneet Mansharamani has been appointed as a portfolio manager for the segment of the Series advised by LSV.

In the Prospectus, the first sentence of the section titled " PORTFOLIO MANAGERS " is hereby revised to state:

Josef Lakonishok, Robert Vishny, Menno Vermuelen, CFA and Puneet Mansharamani serve as co-portfolio managers for the portion of the international equity segment of the Series advised by LSV.

The following text is added to the end of the same paragraph:

Puneet Mansharamani, CFA, is a Partner and Portfolio Manager of LSV. Mr. Mansharamani has previously served as a Quantitative Analyst of LSV since 2000. He has more than 7 years of investment experience. Prior to joining LSV, Mr. Mansharamani was an Analyst at Institutional Trust National City Corporation. His responsibilities included project management, systems development and designing financial and analytical applications for the Worldwide Web. Prior to this experience, Mr. Mansharamani was a Systems Consultant for Maximations, Inc. where he was responsible for systems development and programming Mainframe and databases used to calculate revenue streams as well as executive reporting. Mr. Mansharamani was also a Systems Analyst for Case Western Reserve University. Mr. Mansharamani earned a B.S. in Engineering from Delhi University, Delhi College of Engineering in 1997 and an M.S. in Engineering at Case Western Reserve University, Case School of Engineering (2001). Mr. Mansharamani began managing the segment of the Series advised by LSV on January 1, 2006.

In the SAI, the following is added to the section titled " INVESTMENT ADVISORY AND OTHER SERVICES " , sub-section titled "Portfolio Managers ":

A. OTHER ACCOUNTS MANAGED BY PORTFOLIO MANAGERS - STRATEGIC PARTNERS GROWTH ALLOCATION FUND.

Puneet Mansharamani

24 registered investment companies with assets of $7.6 billion

22 other pooled investment vehicles with assets of $5.2 billion

470 separate accounts with assets of $43.3 billion, including 17 accounts with assets of $1.7 billion that have fees based on performance

C. PORTFOLIO MANAGER SECURITIES OWNERSHIP - STRATEGIC PARTNERS GROWTH ALLOCATION FUND.

Puneet Mansharamani
None